EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-217474) pertaining to the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan & FDO Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan, and
(2)Registration Statement (Form S-8 No. 333-225092) pertaining to the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan;
of our reports dated February 23, 2023, with respect to the consolidated financial statements of Floor & Decor Holdings, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Floor & Decor Holdings, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Floor & Decor Holdings, Inc. for the year ended December 29, 2022.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 23, 2023